EXHIBIT 10.3

SWIFT TRANSPORTATION COMPANY
2014 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE (STANDARD)

THIS RESTRICTED STOCK UNIT AWARD NOTICE (this “Notice”) is entered into pursuant to the Swift Transportation Company 2014 Omnibus Incentive Plan (the “Plan”). This Notice is made effective as of _________ (the “Grant Date”) by and between Swift Transportation Company, a Delaware corporation (the “Company”), and __________ (the “Grantee”).
1.Defined Terms. Capitalized terms used in this Notice and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.Grant of Restricted Stock Units. Subject to the terms and conditions of this Notice and Article XI of the Plan, the Company hereby awards Grantee _________ Restricted Stock Units.

3.Lapse of Restrictions of Restricted Stock Units.

(a)    General Rule. The Restricted Stock Units granted pursuant to Section 2 above are restricted based on time. The restrictions shall lapse in equal installments on the first, second and third anniversaries of the Grant Date (each such anniversary date, a “Lapse Date”) provided that Grantee remains in continuous employment with the Company or a Subsidiary from the Grant Date through each Lapse Date. For the avoidance of doubt, Grantee shall forfeit any Restricted Stock Units that remain subject to time-based restrictions if he or she incurs a termination of employment with the Company and all Subsidiaries for any reason prior to the applicable Lapse Date.
(b)    Change in Employment Status. Grantee will not be deemed to have incurred a termination of employment solely as a result of a temporary absence from employment because of illness, vacation, approved leaves of absence, or transfers of employment among the Company or any Subsidiary.
4.Payment of Restricted Stock Units. The Restricted Stock Units with respect to which the restrictions lapse pursuant to Section 3 will be paid in whole unrestricted and fully transferable shares of Stock within 30 days of each applicable Lapse Date.

5.No Stockholder Rights. During the period of restriction and until the date of payment of Restricted Stock Units as provided for in Section 4, Grantee will not have voting rights with respect to the Restricted Stock Units nor will Grantee receive or be entitled to receive dividends declared with respect to the Restricted Stock Units.

6.Change in Control.
(a)    General Rule. Subject to Section 16.5 of the Plan and except as set forth in Section 6(b), below, if a Change in Control occurs, all restrictions on the Restricted Stock Units shall immediately lapse. The Restricted Stock Units then will be paid in Stock immediately before or simultaneously with the closing of the transaction that will result in the Change in Control and

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all necessary steps shall be taken to allow any Stock issued in payment for the Restricted Stock Units to participate in the transaction that results in the Change in Control. If the Company, in the exercise of its discretion, determines that the acceleration of the time of payment for the Restricted Stock Units would violate the requirements of Section 409A of the Code, payment will be made as described in Section 4, above. The Committee then, prior to the Change in Control, shall take such action as it in good faith determines to be necessary to insure that there will be no material impairment to either the value of the Award to Grantee or Grantee’s opportunity for future appreciation in respect of such Award.
(b)    Exception for Certain Change in Control Transaction. Notwithstanding anything contained in this Agreement or the Plan to the contrary, the accelerated vesting provisions set forth in Section 6(a) shall not apply to the consummation of the transactions contemplated by the Agreement and Plan of Merger by and Among the Company, Bishop Merger Sub, Inc. and Knight Transportation, Inc. dated as of April 9, 2017 (the “Merger Agreement”). In addition, to the extent Grantee terminates his or her employment for Good Reason (as defined in a written severance or other agreement with Grantee) within 180 days following the consummation of the transactions contemplated by the Merger Agreement, Grantee shall not be entitled to any additional vesting pursuant any written severance or other agreement with Grantee.
7.Award Non-Transferable. Restricted Stock Units may not be transferred or assigned by Grantee or by operation of law, other than by will or by the laws of descent and distribution.

8.Right to Terminate Service. Nothing contained in this Notice shall create a contract of employment or give Grantee a right to continue in the employ of the Company or any Subsidiary, or restrict the right of the Company or a Subsidiary to terminate the employment of Grantee at any time.

9.Adjustments. Upon the occurrence of certain events relating to the Company’s Stock as contemplated by Section 6.2 of the Plan, an adjustment shall be made to the Award as the Committee, in its sole discretion, deems equitable or appropriate.

10.Registration; Restrictions on Transfer.

(a)    The Company intends that any shares of Stock issued pursuant to this Notice shall be listed on the New York Stock Exchange or other nationally recognized stock exchange, and registered under the Securities Act of 1933. If no such shares of Stock are available at the time of payment, the Company may require Grantee to provide such written assurances as it deems necessary to comply with the appropriate exemption from registration and may cause a legend to be placed on the shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. If the listing, registration or qualification of the shares on any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase or issuance of such shares, the Company shall not be obligated to issue or deliver shares granted hereunder unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained.

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(b)    Shares issued hereunder shall be subject to any restrictions on transfer then in effect pursuant to the certificate of incorporation or by-laws of the Company, as each may be amended from time to time, and to any other restrictions or provisions attached hereto and made a part hereof or set forth in any other contract or agreement binding on Grantee.
11.Section 409A Compliance. The Restricted Stock Units, if any, that become payable pursuant to this Notice may be considered “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code. The Company intends, but does not and cannot warrant or guaranty, that the Restricted Stock Units will be paid in compliance with Section 409A of the Code or an applicable exception. Neither the time nor the schedule of the payment of the Restricted Stock Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. Payment of the Restricted Stock Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations. Grantee may not make any election regarding the time or the form of the payment of the Restricted Stock Units. This Notice shall be administered in compliance with Section 409A of the Code or an exception thereto and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code and the applicable regulations.

12.Clawback. Pursuant to Section 16.13 of the Plan, the Award is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award, Grantee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

13.Withholding. Pursuant to Section 14.2 of the Plan, the Company shall be entitled to deduct from any payment made pursuant to this Notice, the minimum amount necessary to satisfy all applicable income and employment taxes required to be withheld with respect to such payment or may require Grantee to remit to the Company the amount of such tax prior to and as a condition of making such payment.

14.Plan. This Notice and all rights of Grantee under this Notice are subject to all of the terms and conditions of the Plan, which are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Notice and the Plan, the terms and conditions of the Plan shall govern. Grantee agrees to be bound by the terms of the Plan and this Notice. Grantee acknowledges having read and understood the Plan and this Notice. Unless otherwise expressly provided in other sections of this Notice, provisions of the Plan that confer discretionary authority on the Board or the Committee do not (and shall not be deemed to) create any rights in Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

15.Entire Agreement. This Notice and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Notice may be amended pursuant to Section 16.4 of the Plan.

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16.Counterparts. This Notice may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.Section Headings. The section headings of this Notice are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

18.Governing Law. This Notice shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

BY EXECUTING THIS NOTICE, GRANTEE ACCEPTS PARTICIPATION IN THE PLAN, ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THE PROVISIONS OF THIS NOTICE AND THE PLAN, AND AGREES THAT THIS NOTICE AND THE PLAN SHALL GOVERN THE TERMS AND CONDITIONS OF THIS AWARD.
IN WITNESS WHEREOF, the Company and Grantee have duly executed this Notice effective as of the Grant Date set forth above.

SWIFT TRANSPORTATION COMPANY By:__________________________________ Print Name: ___________________________ Its: _________________________________	GRANTEE ___________________________________ Signature ___________________________________ Print Name